Exhibit 10.23

SEVENTH AMENDMENT OF LEASE

This Seventh Amendment of Lease (this “Seventh Amendment”) is made and entered into as of February 6, 2018 (the “Effective Date”), by and between ARE-MA REGION NO. 59, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to DWF IV One Kendall, LLC, as successor-in-interest to RB Kendall Fee, LLC (“Original Landlord”), and MERRIMACK PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), with reference to the following:

RECITALS

A.Pursuant to that certain Indenture of Lease dated as of August 24, 2012, as amended by (i) that certain First Amendment of Lease dated March 18, 2013, (ii) that certain Second Amendment of Lease dated September 12, 2013, (iii) that certain Third Amendment of Lease dated February 23, 2015, (iv) that certain Fourth Amendment of Lease dated July 22, 2015, (v) that certain Fifth Amendment of Lease dated as of April 3, 2017 (the “Fifth Amendment”), and (vi) that certain Sixth Amendment of Lease dated as of June 9, 2017 (as amended, the “Lease”), Tenant leases certain premises (the “Existing Premises”) as more particularly described in the Lease, at the improved real property being Building 600/650/700 located at One Kendall Square, Cambridge, Massachusetts.  The Existing Premises consists of approximately (a) 31,747 rentable square feet of space on a portion of the second (2nd) floor of Building 600/650/700 (the “2nd Floor Space”), (b) 4,773 rentable square feet of space on the fourth (4th) floor of Building 650/700 (the “Additional Space”), (c) 30,626 rentable square feet of space on the fourth (4th) floor of Building 600/700 (the “4th Floor Space”), (d) 7,245 rentable square feet of space on the mezzanine level of Building 700 (the “Mezzanine Space”), (e) 8,686 rentable square feet of space on the first (1st) floor of Building 600 (the “1st Floor Space”), (f) 132 rentable square feet in the basement of Building 700 (the “Basement Premises”), (g) 2,922 rentable square feet of space in the basement of Building 700 (the “Storage Space”), (h) 8,763 rentable square feet of space located on the fourth (4th) floor of Building 700 (the “Expansion Space I”), (i) 1,353 rentable square feet of space located on the fourth (4th) floor and the fourth (4th) floor mezzanine of Building 650 (the “Expansion Space II”), (j) intentionally omitted, (k) 491 rentable square feet of space on the first (1st) floor of Building 700 (the “Chemical Storage Space”), (l) 8,155 rentable square feet of space located on the second (2nd) floor of Building 600 (the “600 Expansion Space”), (m) 784 rentable square feet of space located on the second floor (2nd) of Building 600 (the “Hallway Space”), (n) intentionally omitted, (o) 21,912 rentable square feet of space on the fifth (5th) floor of Building 600/650/700 (the “Third Amendment Premises”), (p) 7,145 rentable square feet of space on the first (1st) floor of Building 700 (the “Former Addgene Space”), (q) 5,687 rentable square feet of space on the first (1st) floor of Building 700 (the “Former OmniGuide Space”), (r) 311 rentable square feet of space on the basement level of Building 700 (the “Equipment Room”), and (s) 700 rentable square feet of storage space in the basement of Building 700 (the “Fourth Amendment Storage Space”).  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms of this Seventh Amendment, to accelerate the Reduction Date (as defined in the Fifth Amendment) for a portion of the Reduction Space (as defined in the Fifth Amendment) consisting of approximately 5,373 rentable square feet as more particularly shown on Exhibit A attached hereto (the “Early Reduction Space”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.

Early Reduction Space.  Effective as of the Lender Consent Date (as defined below), Landlord and Tenant hereby terminate the term of the Lease with respect to the Early Reduction Space.  Accordingly, from and after the Lender Consent Date, the rentable square footage of the Reduction Space shall be reduced to approximately 23,784 rentable square feet, consisting collectively of (a) the remaining portion of the Third Amendment Premises in Building 700, containing approximately 16,539 rentable square feet, and (b) all of the Mezzanine Space, containing approximately 7,245 rentable square feet.  Nothing herein shall affect or diminish Tenant’s rights or obligations under the Lease with respect to the Reduction Premises remaining following the Lender Consent Date, nor shall anything herein alter or amend the Fifth Amendment except to the extent the square footage of the Reduction Space and the available parking passes are altered hereby.

2.

Definition of Premises.  As of the Lender Consent Date, the defined term “Premises” in Article 2 of Exhibit 1, Sheet 1 of the Lease shall be amended to remove the Early Reduction Space, and the rentable square footage of the Premises shall be accordingly reduced by approximately 5,373 rentable square feet and shall thereafter, through the Reduction Date (as defined in the Fifth Amendment), consist of approximately 136,059 rentable square feet.  Notwithstanding anything to the contrary contained in the Fifth Amendment, Landlord and Tenant hereby agree that on the Reduction Date (as defined in the Fifth

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Amendment), the square footage of the Premises shall be reduced by an additional approximately 23,784 rentable square feet (as identified in the Fifth Amendment) and shall thereafter consist of approximately 112,275 rentable square feet.

3.

Yearly Rent.  Commencing on the Lender Consent Date, Tenant shall have no further obligation to pay Yearly Rent, Operating Costs (including Building Operating Costs and Common Area Operating Costs), Taxes (including Building Taxes and Common Area Taxes) or other costs with respect to the Early Reduction Space and Article 9 of Exhibit 1, Sheet 1 of the Lease shall be amended to reflect the removal of the Early Reduction Space from the Existing Premises.

4.

Reduction and Surrender.  Tenant shall voluntarily surrender the Early Reduction Space on or before the Lender Consent Date in accordance with all surrender requirements contained in the Lease and in the condition required under the Lease.

5.

No Further Obligations.  Subject to Section 9 below, Landlord and Tenant each agree that the other is excused as of the Lender Consent Date from any further obligations with respect to the Early Reduction Space, excepting only such obligations under the Lease which expressly survive the termination of the Lease. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any Hazardous Materials or for violations of any governmental requirements or requirements of applicable law. Subject to Section 9 below, nothing herein shall excuse Tenant from its obligations under the Lease with respect to the Early Reduction Space prior to the Lender Consent Date.

7.

Removal of Personal Property.  Tenant agrees that, as of the date hereof, the Early Reduction Space is free and shall remain free of all personal property of Tenant.  Any personal property of Tenant remaining in the Early Reduction Space after the date hereof is hereby agreed to be abandoned by Tenant and may be disposed of by Landlord, in Landlord’s sole discretion, without obligation or liability of any kind to Tenant.

8.

Parking Spaces.  As of the Early Reduction Date, Tenant shall forfeit its right to use five (5) of the twenty-nine (29) parking passes in the OKS Garage that Tenant will be required to forfeit its right to use on the Reduction Date per Section 8 of the Fifth Amendment.  Subject to the foregoing, the number of parking passes in the OKS Garage that Tenant will forfeit its right to use on the Reduction Date shall be twenty-four (24).

9.

Early Access/Early Reduction Space Demising Work.  Landlord may, at its sole cost and expense and within a reasonable period of time (estimated to be approximately 2 months from the date hereof), complete and perform all of the work described in Exhibit B attached hereto (the “Early Reduction Space Demising Work”), provided that such Early Reduction Space Demising Work is conducted in accordance with the requirements contained in the Lease.  Tenant agrees that Landlord and it contractors and agents shall have license, without any further notice to or consent required from Tenant, to enter the Early Reduction Space from and after the date hereof to begin the Early Reduction Space Demising Work, subject to (a) the Early Reduction Space Demising Work being without cost, expense or liability to Tenant (including with respect to any liabilities or obligations arising under the Lease, all of which are expressly assumed by Landlord to the extent related to the Early Reduction Demising Work), and (b) the Early Reduction Space Demising Work shall be conducted so as not to unreasonably interfere with IPSEN BIOSCIENCE, INC’s use and enjoyment of its subleased premises.  From and after the date hereof, neither Tenant nor any agents, contractors or invitees of Tenant shall enter into, use, sublease or otherwise occupy any of the Early Reduction Space, except that Tenant shall have unfettered access to the common freight elevator located within the Early Reduction Space.  Except as provided for in the immediately following paragraph, Tenant waives any claims against Landlord for rent abatement that Tenant may have against Landlord related to the Early Reduction Space Demising Work.

Promptly after the Lender Consent Date, Landlord shall credit Tenant against future Yearly Rent for the Premises, the amount of Yearly Rent, Operating Costs (including Building Operating Costs and Common Area Operating Costs) and Taxes (including Building Taxes and Common Area Taxes) that have accrued or are otherwise due with respect to the Early Reduction Space from October 23, 2017 until the Lender Consent Date.

10.

Lender Consent Requirement.  Landlord and Tenant agree that this Seventh Amendment shall not be effective unless and until Landlord obtains consent to this Seventh Amendment from the lender that currently holds a mortgage secured by the Complex (the “Lender”).  The date on which Landlord obtains Lender’s consent, if at all, to this Seventh Amendment is referred to in this Seventh Amendment as the “Lender Consent Date”.  Landlord agrees to (a) use reasonable efforts to obtain Lender’s consent to this Seventh Amendment as soon as reasonably possible following the full execution and delivery of this Seventh Amendment by Landlord and Tenant, (b) provide written notice to Tenant of Lender’s approval or

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disapproval of this Seventh Amendment promptly following Landlord’s receipt of such written approval or disapproval from Lender, and (c) if Lender disapproves of this Seventh Amendment, to make such changes as are reasonably required by Lender for its approval of this Seventh Amendment and which are reasonably agreed to by each party to this Seventh Amendment in order to effect the intent of this Seventh Amendment to the extent possible

11.

OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

12.	Miscellaneous.

a.This Seventh Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Seventh Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Seventh Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.This Seventh Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Seventh Amendment attached thereto.

d.Except as amended and/or modified by this Seventh Amendment, the Lease shall remain in full force and effect.  In the event of any conflict between the provisions of this Seventh Amendment and the provisions of the Lease, the provisions of this Seventh Amendment shall prevail.  Whether or not specifically amended by this Seventh Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Seventh Amendment.

SIGNATURES ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties have executed this Seventh Amendment as of the date first written above.

TENANT:
MERRIMACK PHARMACEUTICALS, INC.,
a Delaware corporation
By:	/s/ Jeffrey A. Munsie
Its:	General Counsel
LANDLORD:
ARE-MA REGION NO. 59, LLC,
a Delaware limited liability company.
By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

By:	ARE-QRS CORP.,
a Maryland Corporation,
general partner

By:	/s/ Jackie Clem
Its:	Senior Vice President, RE Legal Affairs

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EXHIBIT A

Early Reduction Space

Early Reduction Space

Building 600/700
Fifth Floor

6-502
6-501

That portion of suite 7-501 Equals 5373 rsf of the 21,912 rsf (31,620-9,708) of the (third amendment premises)

725455001.5	A-1

EXHIBIT B

Early Reduction Space Demising Work

725455001.5	B-1